 Exhibit 10.3

Insertion Order

Standard Terms and Conditions

The following Terms and Conditions (the “Agreement”) sets forth the terms and conditions which shall govern Insertion Order(s) (“IO”) executed between AdCafe, LLC, with its principal place of business at 5072 N 300 W Provo, UT 84604 (“AdCafe”) and Spyfire Interactive as Company (“Company”), with its principal place of business at P.O. Box 3478 Incline Village, NV 89450 for advertising and marketing services provided by Company or its affiliates to AdCafe. This Agreement and IO(s) are effective upon execution by both Parties or upon commencement or services by the Company.

1.	Definitions.

a.	“CPA”= “Cost per Action” is the amount AdCafe will pay Company for each User Action that Company or its approved affiliates generate for AdCafe, as outlined in the IO.

b.	“CPC”=cost per click;

c.	“CPM”=cost per thousand impressions;

d.	“User Action” is a third party user’s completion of an act related to the “Ads”, such as a purchase, registration, or submission, which shall be specified in the IO

e.	“Email Marketing”- when an emailer delivers to a person’s email account, of an Advertiser approved “from” and “subject line” in conjunction with text or html creative which links directly to Advertiser’s approved landing page;

f.	“Search/PPC”- when a person performs a search in an online search engine and the engine displays Advertiser approved organic or paid search text ad which links directly to Advertiser approved landing page or via an Advertiser approved jump page;

g.	“Banners”- when a person is browsing websites online and sees an Advertiser approved banner ad which links directly to Advertiser approved landing page;

h.	“Contextual”- a text based ad that is targeted to a webpage, based on the page’s content, keywords, or category, which contextual ad links directly to Advertiser approved landing page;

i.	“Co-Registration”- customer information which is captured as a result of an end user selecting a check box or menu item indicating an interest in Advertiser’s product or service while applying for another product, service or information. Co-Registration can also be obtained from the results of a survey; and

j.	“Incentives”- when a person opts-in to receive more information by completing an Advertiser approved form in exchange to receiving a pre-approved reward or gift.

k.	“Advertisements” mean, without limitation, all banners, buttons, text-links, clicks, co-registrations, pop-ups, pop-unders, e-mails, tests, graphic files and similar online media.

l.	“Advertising Campaign” means, without limitation, any related marketing or merchandizing program of associated products and advertisements as stated in the applicable IO(s).

m.	“Lead” is the name, address, and phone number of potential customers who are interested in purchasing the products and/or services of the Advertising Campaign.

2.     Advertising Campaign. Upon execution of this IO, and in accordance with the specific Campaign terms, Company agrees that that all graphics, buttons, banners and other online media used with AdCafe e-mails will be hosted on AdCafe’s servers and not Company’s unless specifically stated otherwise in the IO. AdCafe will ensure that any AdCafe website used in any Advertising Campaign will feature a privacy policy and both Parties agree to comply with applicable federal and state privacy laws and regulations. Company shall provide Advertising Campaign services in accordance with the following specifications and any specifications designated in an IO, including:

a.	Company shall not utilize logos, names, copyrighted materials, graphics, website links or other identifying information for in any manner that may be considered or construed as unethical, defamatory, compromising or otherwise portraying in a negative nature nor for any purpose other than to perform the Advertising Campaign under this Agreement and applicable IO.

b.	In conjunction with any Advertising Campaign, Company shall not distribute or provide links to any pornographic, lewd, defamatory, offensive or otherwise inappropriate material as part of the Advertising Campaign.

c.	The Advertising Campaign must result in traffic being sent directly to AdCafe’s website. Company will only be paid for Leads submitted directly and exclusively through AdCafe’s authorized website, and Company will not be paid for any Leads that are generated outside of AdCafe’s website and subsequently entered into the website unless specifically stated otherwise in the IO.

d.	Other than those offered and approved by AdCafe in the IO, Company is prohibited from using or promoting “incentivized” or incentive based Company websites (whereby those completing AdCafe contact sheet/loan profile receive some form of “payment” – whether “points,” gifts, cash or otherwise).

e.	All Leads received by AdCafe must result from a live human, direct submission. (See Section 7). Company shall mail or otherwise supply to AdCafe a printout or electronic transmission of the electronic mail containing Advertisements for publication.

f.	Company will ensure maximum protection of customers’ personal and confidential data. Any and all links assigned for tracking of campaign execution, performance, etc. must be stored/housed on a secure server. Company will ensure that all activities that result in a Payable Transaction (defined in Section 6) will occur on AdCafe’s servers and no personally identifiable information will be captured, maintained or monitored on Company’s servers.

g.	Should the Company be authorized to utilize pop-up or pop-under Windows, Company agrees to display no more than one pop-up per user session and no additional pop-ups of any type as a result of user closing the pop-up. Company acknowledges that AdCafe may also exit pop-ups in order to capture Lead information.

h.	AdCafe and Company agree not to utilize any advertisement or marketing vehicle which relies on a Company or user software download or installation to display any offer relevant to an IO, and will not distribute malicious software such as viruses, worms, spyware, adware or other electronic disturbances.

i.	Company’s transmission, display or serving of the Advertisements will not violate any applicable laws, rules, regulations or ordinances;

j.	Company will not disable “back” browser functionality to prohibit consumers from returning to the website from which the Advertisement was selected;

k.	No Advertisement is targeted to consumers under the age of eighteen.

l.	Company will be responsible for the conduct of third-parties and/or affiliates it engages to do any services on behalf of AdCafe.

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m.	In limited circumstances, AdCafe may in its sole discretion, offer Company the right to exclusively market specific campaign(s). Exclusive campaigns may be limited in marketing methodology, duration, quantity or otherwise. Such exclusivity shall be outlined in the IO of the Advertising Campaign. Notwithstanding the exclusive nature of any Advertising Campaign specified in an IO, AdCafe can terminate the IO at any time in its sole discretion. Unless specifically stated otherwise, all IO’s are non-exclusive.

3.	Use of Advertisements and Limit of Use.

AdCafe’s content, copy and images, websites, logos, trademarks, copyrights, and other proprietary rights, (collectively, “Content”) will be distributed by Company in conformance with the specifications set forth in the Advertising Campaign or any subsequent IO entered into by the parties. AdCafe shall approve all subject matter, form, size, wording, illustration and typography of the Content, including email “from” and “subject” lines prior to its publication. Unless otherwise authorized by AdCafe in advance, no changes to the Content shall be made by Company without the prior written consent of AdCafe. Neither Company nor any third-party or affiliate of Company shall create any Banners, webpages, Contextual or Advertisements material, or the use Content in any way to promote the Advertising Campaign Advertising, without the prior written approval of AdCafe. Violation of this requirement justifies immediate cancellation of this Agreement and Company shall be responsible for all liability, injury or damage caused thereby, including the conduct of its affiliates and third-parties. Company agrees that use of AdCafe’s website, logos, trademarks, Content or other intellectual property is by license, and that all such intellectual property is owned by AdCafe. Company agrees it will not modify, alter, copy, redistribute or publish any part of AdCafe’s Content or materials without specific authorization in each instance. Violation of this provision justifies immediate cancellation of this Agreement and Company shall be responsible for all liability, injury or damage caused thereby. Company will similarly obligate all third-parties and affiliates to these provisions. If applicable, Company agrees to generate Content, as reasonably determined by the Parties, or requested by AdCafe. All such Company Content must be approved by AdCafe prior to use, and Company shall not propose Content that is false, misleading, deceptive, or Content which Company reasonably believes would be contrary to existing laws and regulations. Company will provide Advertisers exact copy(ies) of any email, ad, creative or other Content and a description of the marketing efforts being employed with respect to such.

4.             Placements. The positioning, placement, and frequency decisions related to Advertisements shall be made by Company. In addition, Company agrees that AdCafe may redesign, delete or replace the pages on which the advertisements will be served and/or distributed upon 48 hours notice. The applicable IO may set forth the particular place(s) where Advertisements can appear and/or be distributed. AdCafe agrees that in a case where no points of placement or distributions are set forth in the applicable IO, or in cases where “Run of Network” or similar designation is specified in the applicable IO, the Advertisements may appear at any point of placement and/or distribution that Company may determine.

5.             E-mail Campaigns. The following terms apply to all e-mail Campaigns transmitted by Company on behalf of AdCafe. Any and all e-mail based Advertisements, as well as any and all e-mail addresses supplied by Company: (i) shall comply with all applicable federal and state laws including, but not limited to, the CAN-SPAM Act of 2003 and any and all Federal Trade Commission enabling regulations; (ii) must not infringe, misappropriate or otherwise violate any copyright, patent, trademark, trade secret or other similar intellectual property, or otherwise violate or breach any duty toward, or rights of, any person or entity including, without limitation, rights of privacy, moral rights or rights of publicity; and (iii) must not result in any consumer fraud, product liability or breach of contract to which Company is a party or cause injury to any third party. AdCafe shall provide a valid physical postal address to appear in each e-mail Advertisement, along with a functioning unsubscribe link which shall remain active for at least thirty (30) days after e-mail delivery. Company shall add such address and disclosure should AdCafe fail to include same. Company shall also provide its own opt-out mechanism to enable recipients of Advertisements to opt-out from Company. Company will also download or access AdCafe’s suppression file at least every ten (10) days and scrub against the suppression file. Company shall obligate any affiliate or party providing services on behalf of Company to AdCafe to comply with all applicable federal and state laws, rule and regulation, including CAN-SPAM. The suppression list provided by AdCafe and Company are deemed to be Confidential Information and the suppression lists may not be used by either Party for any purpose other than to comply with applicable laws regulating the e-mail transmissions. AdCafe and Company will honor “opt-out” requests within ten (10) days, and AdCafe and Company will not prevent customers from removing themselves from their list. Company acknowledges that any violation of this Section may result in immediate temporary suspension of any and all open IO(s) with AdCafe. Should an investigation find the Company or its affiliates acted in accordance with this Section, all temporarily suspended IO(s) will be lifted and business and payment shall resume in accordance with this Agreement. Should an investigation find that Company or any of its affiliates violated this Section, all IO(s) with AdCafe may be permanently terminated and all outstanding payments due permanently withheld. Serious violations may result in immediate termination.

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6.             Tracking and Reporting. Unless agreed otherwise, AdCafe will develop all aspects of the Advertising Campaign used. Each of the Advertisements offered by AdCafe will include a special transaction tracking pixel, code and/or other technology or methodology provided by Company to AdCafe, that Company will use or embed in Advertisements for commission tracking purposes (the “Tracking Pixel”). AdCafe will provide the Company with the tools to help establish the Tracking Pixel in Advertisements, and neither AdCafe nor Company will knowingly, modify, circumvent, impair, disable or otherwise interfere with the tracking functions of any Tracking Pixel. Company may monitor and calculate commissions due and owing based upon data received from the Tracking Pixel. AdCafe shall also have the right to independently track conversions based on the Tracking Pixel. If AdCafe’s conversion data is different from Company, AdCafe shall take such information into consideration, but all decisions made by the AdCafe in connection with the Advertisements, including the associated commissions, shall be binding on the Company. AdCafe will provide Company with reporting on the converted offers that create payable transactions for each Advertising Campaign (“Payable Transaction”). This report shall include, without limitation, the number and amount of such transactions, the Company that generated the transaction, and the date of such transactions (“Advertising Reports”). The data in such Advertising Reports shall be used, in part, by AdCafe to calculate the payments due to the Company. If, due to any impairment of the Tracking Pixel or any other reason, AdCafe is unable or fails to provide Company with accurate and/or complete Advertising Reports, AdCafe shall calculate Payable Transactions based upon (i) the average monthly Payable Transactions for the applicable Campaign, prorated for any shorter or longer period of time, where data is available to calculate a monthly average; or (ii) such amount that AdCafe reasonably determines is due and owing, in its sole discretion, where data needed to calculate AdCafe’s average monthly Payable Transactions is unavailable.

If Company is responsible for hosting the Advertisement or Advertising Campaign, Company agrees to not modify, alter, copy, redistribute or publish any part of AdCafe’s Content or materials without specific authorization in each instance, and AdCafe shall approve all subject matter, form size, wording, illustration and typography of the Content hosted on such sites. Reporting on conversion (sales), Leads, registrations, acquisitions and/or clicks and associated statistics are the sole responsibility of the Company. Reports shall be made available online or submitted daily to AdCafe via e-mail in Excel format unless otherwise agreed to by the parties. Reports will reflect daily and cumulative gross conversion numbers for each tracking link. In the event of a discrepancy between Company’s reporting and Advertiser’s reporting, the Parties will work in good faith to reconcile the difference. In the event of further discrepancies, Company shall be paid based on AdCafe’s tracking until an audit may reveal the final numbers. AdCafe shall have the right to examine, inspect, audit, review and copy or make extracts from all such books, records and any source documents whether electronic or paper used in calculate the Leads sent. Additionally, if the Company is hosting the Advertisement or Advertising Campaign, Company agrees to provide AdCafe daily opt-out requests received by the Company regarding the Advertisements or Advertising Campaign. All Lead information captured by Company as a result of hosting the Advertisements or Advertising Campaign shall be the sole and exclusive data and confidential information of AdCafe, and Company shall have no right to retain or utilize, sell or otherwise transfer the confidential information to anyone other than AdCafe.

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7.             Deliverables. All Advertising Campaigns will require the generation of valid Leads and shall not include records that are duplicative, fraudulent, obtained by manipulation or otherwise unacceptable. As such Company will not be paid for unusable orders or bad Leads. Unusable orders are defined as orders from countries outside the United States, Canada, Australia, UK, and New Zealand (unless agreed otherwise on the IO). Bad Leads are defined as Leads which are (i) duplicative Leads to those in AdCafe’s database, or (ii) Leads deemed “fake” by reasonable standards (e.g., name is listed as “Daffy Duck,” etc.); or (iii) Leads from unacceptable countries, or (iv) Leads with no name, invalid name; or (v) Leads with no address or invalid address when required addresses are required by the IO; or (vi) Leads with no or incomplete phone number or invalid phone number or invalid, incomplete or unreasonable information pertinent to the customer. If any fraudulent activity is detected (i.e., false information, duplicative Leads, bad credit card, unapproved marketing methods, etc.), AdCafe will inform Company of such alleged fraudulent activity, and Company agrees to immediately investigate, fully disclose its findings, and reconcile with Advertiser by agreeing to remove and not be paid for Leads that deemed fraudulent. If any fraudulent activity is the result of actions of an affiliate or third-party, Company agrees to not allow such affiliate or third-party guilty of fraudulent activity to run any AdCafe offers. Company agrees to provide AdCafe the affiliate number of each affiliate that runs AdCafe’s offers in order to enable AdCafe to pinpoint Leads coming from particular affiliates or third-parties that are inconsistent with the provisions of this Section.

8.             Payments. The rates for Payable Transactions shall be set forth in the applicable IO(s). Unless otherwise set forth in the applicable IO, Company will invoice AdCafe within five (5) days following the end of each month during the term of the applicable IO and payment will be payable in thirty (30) days of receipt of the invoice.

9.             Proprietary Rights. AdCafe grants to Company a revocable, non-transferable, royalty free, international license to display, and distribute for Advertising Campaigns, any and all associated trademarks, service marks, trade names and/or copyrighted material (“Intellectual Property”) that AdCafe provides to Company for the limited purposes of promoting AdCafe’s Advertising Campaign(s), subject to the terms and conditions of this Agreement and any IO. Company agrees that its use of the any AdCafe’s website, logos, trademarks, content or intellectual Property is subject to the license granted hereunder. The use, copying, redistribution and/or publication by Company of any part of the Advertisements or any part of AdCafe’s website(s), other than as contemplated hereunder, is strictly prohibited. Company does not acquire any ownership rights to the Advertisements, Intellectual Property, consumer Lead information, and/or AdCafe’s websites(s). Company agrees that all domains that are used to host web pages that display AdCafe offers, shall be acquired and owned solely by AdCafe.

10.           Term and Termination. This Agreement shall continue for the term set forth in any applicable IO, provided that AdCafe or Company, in its sole discretion, may terminate this Agreement and/or any IO at any time, with or without cause upon fifteen (15) days prior written notice to the other. Upon any expiration, termination or suspension of this Agreement and/or any IO: (i) Company shall immediately cease to use and remove any and all Advertisements, other content and/or other materials made available to Company; (ii) any and all licenses and rights granted to Company in connection with this Agreement shall immediately cease and terminate, and (iii) any and all Confidential Information, Intellectual Property or proprietary information of AdCafe that is in Company’s possession or control must be immediately returned or destroyed. Notwithstanding any termination of this Agreement or any underlying IO, the parties’ respective rights and obligations under Section 5, 8-16 and any other provisions of this Agreement that may reasonably be expected to survive termination of this Agreement, shall survive and remain in effect in accordance with their terms.

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11.           Warranty/Limitation of Liability. TO THE FULLEST EXTENT OF THE LAW, ADCAFE MAKES NO WARRANTIES (INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGMENT), GUARANTIES, REPRESENTATIONS, EXPRESS, IMPLIED, ORAL OR OTHERWISE, OTHER THAN EXPRESSLY SET FORTH HEREIN, WHETHER UNDER THESE TERMS, UNDER ANY CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ADCAFE DOES NOT WARRANT OR GUARANTY CONVERSION RATES, RESPONSE RATES ON INTERNET TRAFFIC DELIVERED OR PROVIDED BY COMPANY OR ITS AFFILIATES. IN NO EVENT SHALL ADCAFE BE RESPONSIBLE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES INDCLUDING, WITHOUT LIMITATION, LOST REVENUE OR PROFITS, IN ANY WAY ARISING OUT OF OR RELATED TO THE AGREEMENT, IO OR ADCAFE’S PERFORMANCE HEREUNDER, EVEN IF THE AFFECTED PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. ADCAFE WILL NOT BE LIABLE, OR CONSIDERED IN BREACH OF THIS AGREEMENT, ON ACCOUNT OF ANY DELAY OR FAILURE TO PERFORM UNDER THIS AGREEMENT AND/OR IO AS A RESULT OF CAUSES OR CONDITIONS THAT ARE BEYOND ADCAFE’S CONTROL. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, ADCAFE’S LIABILITY UNDER ANY CAUSE OF ACTION SHALL BE LIMITED TO THE AMOUNTS PAID TO ADCAFE BY COMPANY PURUSANT TO THIS AGREEMENT.

12.           Indemnity. Company agrees to indemnify and hold AdCafe, its affiliates, subsidiaries, officers, directors, and employees (collectively, the “Indemnified Parties”) harmless against any and all liabilities, losses, claims, damages, and expenses, including reasonably attorney’s fees, incurred by the Indemnified Parties as a result of any violation or alleged violation of any state, federal or regulatory law including CAN-SPAM in connection with this marketing, merchandising program or Advertising Campaign, or any other terms of this Agreement. Company agrees it will be responsible and indemnify AdCafe for the conduct that it knows, or should know of, of any third-party or affiliates it engages to do services on behalf of Advertiser.

13.           Confidentiality. Neither Party to this Agreement shall issue a press release or otherwise disclose any information relating to this Agreement, research, product plans, products, services, customers, markets, suppression lists, software, developments, inventions, processes, designs, hardware configuration information, marketing, sales, finances or financial condition of the disclosing Party or any of its affiliates, including information disclosed prior to the effective date of this Agreement, without the prior written approval of the other Party. The Parties agree to hold all Confidential Information in trust and confidence and, shall not use such Confidential Information for any purpose other than as expressly set forth in this Agreement or disclose any Confidential Information to any person, AdCafe or entity, except to those of its employees and professional advisers: (i) who need to know such information in order for the Receiving Party to perform its obligation hereunder, and (ii) who have entered into a confidentiality agreement with the Receiving Party with terms at least as restrictive as those set forth herein. The Receiving Party agrees that monetary damages for breach of confidentiality may not be adequate and that the disclosing party shall be further entitled to injunctive relief, without the requirement to post bond.

14.           Non-Solicitation. Company agrees that during the term of this Agreement and for a period of twelve months immediately following the voluntary or involuntary termination of this Agreement, Company shall not interfere with the business of AdCafe by inducing an employee or independent contractor of AdCafe to leave AdCafe or by inducing a consultant to sever the consultant’s relationship with AdCafe.

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15.          Non-Circumvention. The Parties agree that during the term of this Agreement, and for a period of twelve months immediately following the voluntary or involuntary termination of this Agreement, that neither Party shall contact, approach, negotiate, influence, solicit or in any way circumvent any relationships of the other Party, its clients, customers or any business contact, whether directly or indirectly, or cause or allow any related entity, corporation, person or firm to do the same. In the event that both Parties are engaged in marketing activities regarding the same offer with the same affiliate, the Party who was first in time will have the right to continue working with such affiliate.

16.	Other Provisions.

(a)            Choice of Law, Venue and Dispute Resolution. This Agreement, together with any and all IO(s), shall be governed by and construed in accordance with, the laws of the State of Utah, without giving effect to principles of conflicts of law and with the same force and effect as it fully executed and performed therein. Both parties consent to the sole jurisdiction of the state and federal courts of Utah. All disputes between the parties relating to this Agreement and applicable IO(s), except for injunctive relief, shall be submitted for final binding arbitration in accordance with the then prevailing Rules of the American Arbitration Association.

(b)            Assignment. Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or any IO and any attempts to do so shall be null and void. AdCafe may assign this Agreement, any IO or any portion herein, to: (i) an acquirer of all or substantially all of AdCafe’s equity, business or assets; (ii) a successor in interest whether by merger, reorganization or otherwise, or (iii) any entity controlling or under common control with AdCafe.

(c)            No Oral Modification. The Agreement and all applicable IO(s) represent the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. The Agreement and any applicable IO(s) may be amended only by a written agreement executed by an authorized representative of each Party. To the extent that anything in or associated with any IO is in conflict or inconsistent with this Agreement, this Agreement shall take precedence.

(d)            Non-Waiver; Severability. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party. If any provision of this Agreement is held to be invalid, the remainder shall remain in full force and effect.

(e)            Status of the Parties. The Parties hereto are independent contractors. There is no relationship of partnership, agency, employment, franchise or joint venture between the Parties. Neither Party has the authority to bind the other, or incur any obligation on its behalf; provided, however, that AdCafe acts as a limited agent of Company for the sole purpose of performing the services set forth in the IO.

(f)             Publicity. Neither party will issue public statements concerning this Agreement or any IO without the prior, written consent of the other Party.

AdCafe, LLC

By:	/s/ Jade Koyle

Print Name:	Jade Koyle

Title:	EVP Marketing

Date:	6/24/2011

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Company

By:	/s/ Chris Richarde

Print Name:	Chris Richarde

Title:	President

Date:	6/24/2011

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